EXHIBIT 99.4

BENEFICIAL OWNER ELECTION FORM

I (we) acknowledge receipt of your letter and the enclosed materials relating to the offering of rights (the “Rights”) to purchase shares of common stock, par value $0.01 per share (the “Common Shares”), of Babcock & Wilcox Enterprises, Inc. (the “Company”).

In this form, I (we) instruct you whether to exercise the Rights distributed pursuant to the terms and subject to the conditions set forth in the prospectus dated June 28, 2019.

BOX 1.    Please do not exercise Rights.

BOX 2.    Please exercise Rights as set forth below:

Number of Rights		Number of Common Shares		Subscription Price		Payment
_______________ x 0.986896	=	_________________	x	$0.30	=	$______________ (Line 1)

(Line 1 must equal total of amounts in Boxes 3 and 4)

BOX 3.    Payment in the following amount is enclosed: $___________

BOX 4.    Please deduct payment from the following account maintained by you as follows:

Type of Account:                    Account No.:

Amount to be deducted: $_______________

Date: _________, 2019

Signature(s):

Signature(s): (if held jointly)

Please type or print name(s) below: